China Housing & Land Development Inc.

Announces First Quarter 2012 Financial Results

XI’AN, China, May 15, 2012 /PRNewswire-Asia-FirstCall/ -- China Housing & Land Development, Inc. (“China Housing” or the “Company”; Nasdaq: CHLN) today announced its financial results for the quarter ended March 31, 2012.

Highlights for Q1 2012:

•	Total revenue in the first quarter of 2012 decreased 50.9% to $23.5 million from $47.9 million in the fourth quarter of 2011 and increased 4.2% from $22.6 million in the first quarter of 2011.

•	Total gross floor area (“GFA”) sales were 17,090 sq. meters during the first quarter of 2012, compared to 44,631 sq. meters in the fourth quarter of 2011 and 28,438 sq. meters in the first quarter of 2011.

•	Average residential selling price (“ASP”) in the first quarter of 2012 was RMB 7,407, compared with RMB 6,301 in the fourth quarter of 2011, and RMB 6,115 in the first quarter of 2011.

•	Gross profit increased 2.1% to $7.0 million from $6.9 million in the fourth quarter of 2011 and increased 22.8% from $5.7 million in the first quarter of 2011. First quarter 2012 gross margin was 29.9% compared to 14.4% in the fourth quarter of 2011 and 25.4% in the first quarter of 2011.

•	SG&A expenses as a percentage of total revenue increased to 12.9%, compared to 7.0% in the fourth quarter of 2011 and decreased from 15.2% in the first quarter of 2011.

•	Operating income increased 58.8% to $3.4 million from $2.2 million in the fourth quarter of 2011, and increased 159.8% from $1.3 million in the first quarter of 2011.

Mr. Pingji Lu, China Housing’s Chairman, commented, “Despite the expected slowdown in real estate market, our financial results for the first quarter were stronger than expected in a seasonally slower quarter for China Housing.  We adjusted our product supply at our Puhua projects in the first quarter making a larger number of lower cost units with lower average GFA available to drive sales.  Our three active projects in the first quarter, JunJing III, Puhua Phase I and Puhua Phase II, continued to generate the majority of total revenue.  Average selling prices at JunJing III were higher than our prior quarter resulting in gross profit margin above 30%.  Our three active projects resulted in GFA sales of 14,994 square meters and average selling price of RMB 7,074.  According to E-House (China) Real Estate Research Institute, total GFA sales in Xi’an were 1.8 million sq. meters from 2.5 million sq. meters in the fourth quarter 2011 and the average residential sale price in Xi’an was RMB 7,703 per square meter from RMB 7,903 in the fourth quarter 2011.”

“We continue to monitor the property market environment in Xi’an and to adjust our product supply to meet consumer demand.  We are currently focusing more of our marketing efforts on first time home buyers who are more consistent buyers during times of market uncertainly and a greater portion of our existing and upcoming development projects are geared toward this group.”

“Our projects are progressing as planned and the consumer lending environment is improving.  We have four new projects currently scheduled to commence pre-sales in 2012 along with two other projects scheduled for construction in 2013.  Although we do not anticipate additional action by the government to reduce speculation in the local market for the remainder of this year, our growth outlook remains uncertain at this point in time.  We are hopeful we’ll see a gradual improvement in demand in Xi’an as the market environment stabilizes.  As this happens, we expect to experience a corresponding level of revenue growth.”

Total revenue in the first quarter of 2012 decreased 50.9% to $23.5 million from $47.9 million in the fourth quarter of 2011 and increased 4.2% from $22.6 million in the first quarter of 2011.  In the first quarter of 2012, most of the Company’s revenue came from its JunJing III, Puhua Phase I and Phase II projects.  First quarter 2012 contract sales totaled US$20.1 million compared to $44.6 million in the fourth quarter of 2011 and $26.4 million from the first quarter of 2011.  Total gross floor area (“GFA”) sales were 17,090 sq. meters during the first quarter of 2012, compared to 44,631 sq. meters in the fourth quarter of 2011 and 28,438 sq. meters in the first quarter of 2011.  The Company’s ASP in the first quarter of 2012 increased to RMB 7,407 compared with RMB 6,301 in the fourth quarter of 2011, and RMB 6,115 in the first quarter of 2011.  The increase in ASP was mainly due higher selling price at the Company’s JunJing III project.

Gross profit for the three months ended March 31, 2012 was $7.0 million, representing an increase of 2.1% from $6.9 million in the fourth quarter of 2011 and a 22.8% increase from $5.7 million in the same period of 2011.  Gross profit margin for the three months ended March 31, 2012 was 29.9%, which is above the 25.4% in the same period of 2011 and the 14.4% in the fourth quarter of 2011. The increase in gross profit margin was mainly due to increased ASP from JunJing III project.

SG&A expense was $3.0 million in the first quarter of 2012, compared to $3.4 million in the fourth quarter of 2011 and $3.4 million in the first quarter of 2011. SG&A expenses as a percentage of total revenue was 12.9%, compared to 7.0% in the fourth quarter of 2011 and 15.2% in the first quarter of 2011. The year-over-year percentage decrease was primarily due to the increase in revenue, and cost control in SG&A expense.

Operating income in the first quarter of 2012 increased to $3.4 million, or 14.5% of total revenue, from $2.2 million, or 4.5% of total revenue, in the fourth quarter of 2011, and increased from $1.3 million, or 5.8% of total revenue in the first quarter of 2011. The increase was mainly due to the increase in revenue and gross profit, as well as the decrease in SG&A expense.

Net income attributable to China Housing in the first quarter of 2012 was $2.2 million or $0.06 per basic share and $0.06 per diluted share. This performance compares to a net income of $2.5 million in the fourth quarter of 2011, and 2.8 million in the first quarter of 2011.

Sequential Quarterly Revenue Breakout Comparison

Project	Q1 2012						Q4 2011
	Recognized Revenue	Contract Sales	GFA Sold	ASP	Unsold GFA	POC	Recognized Revenue	Contract Sales	GFA Sold	ASP
	($)	($)	(m2)	(RMB)	(m2)		($)	($)	(m2)	(RMB)
Projects Under Construction
Puhua Phase One	4,778,151	1,245,345	1,394	5,628	18,891	91.0%	13,736,692	6,128,808	5,248	7,358
Puhua Phase Two	1,770,796	2,348,212	2,678	5,524	180,155	58.5%	6,040,769	4,904,144	5,082	6,080
JunJing III	10,629,103	13,242,856	10,922	7,638	7,410	77.5%	24,408,721	32,921,226	33,913	6,117
Projects Completed
JunJing II Phase One	3,256,293	3,256,293	2,096	9,788	817	100%	-	-	-	-
JunJing I	-	-	-	-		100%	683,643	683,643	388	11,100
Additional Project	-	-	-	-	-	100%	-	-	-	-

Other Income	3,067,428	-	-				3,025,519	-	-
Total	23,501,771	20,092,706	17,090	7,407	207,273	-	47,895,344	44,637,821	44,631	6,301
Q-o-Q Change	-50.9%	-55.0%	-61.7%	17.6%

Total debt outstanding as of March 31, 2012 was $204.3 million compared with $192.4 million on December 31, 2011.  Net debt outstanding (total debt less cash) as of March 31, 2012 was $107.7 million compared with $64.0 million on December 31, 2011.  The Company’s net debt as a percentage of total capital (net debt plus shareholders’ equity) was 45.0% on March 31, 2012 and 33.0% on December 31, 2011.

	Q1 2012
Projects in Planning	Unsold GFA	First Pre-sales Scheduled
	(m2)
Ankang Project	243,152	Q3 2012
Park Plaza	141,822	Q3 2012
Golden Bay	252,540	Q3 2012
Puhua Phase Three	177,193	Q3 2012
Puhua Phase Four	216,611	Q3 2013
Textile City	630,000	Q3 2013
Total projects in planning	1,661,318

2012 Outlook

Total recognized revenue for the 2012 second quarter is expected to reach $20 to $22 million, compared to $20.3 million in the same period of 2011.  The Company is reporting contract sales estimates compared to revenue as they are not subject to percentage of completion alterations.

Conference Call Information

Management will host a conference call at 8:00 am ET on May 15th, 2012.  Listeners may access the call by dialing #1-913-312-0953. To listen to the live webcast of the event, please go to http://www.viavid.net.  Listeners may access the call replay, which will be available through May 22nd, 2012, by dialing #1-858-384-5517; passcode: 5181467.

About China Housing & Land Development, Inc.

Based in Xi’an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first Chinese real estate development company traded on NASDAQ.  The Company’s news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development’s future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing’s public filings with the U.S. Securities and Exchange Commission.

All information provided in this news release and in any attachments is as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts

Mr. Cangsang Huang
Chief Financial Officer
Tel:   +86-29-8258-2648 in Xi’an
Email: chuang@chldinc.com

Ms. Jing Lu
Chief Operating Officer, Board Secretary, and Investor Relations Officer
+86 29.8258.2639 in Xi’an
jinglu@chldinc.com / English and Chinese

Mr. Shuai Luo
Investor Relations
+86 29.8258.2632 in Xi’an
Laurentluo@chldinc.com / English and Chinese

Mr. Bill Zima, ICR
+86 10 6583 7511
William.Zima@icrinc.com
China Housing Investor Relations Department
+1 646. 308.1285

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

Interim Condensed Consolidated Balance Sheets

As of March 31, 2012 (unaudited) and December 31, 2011

	March 31,	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$8,438,125	$22,014,953
Cash - restricted	88,253,258	105,720,400
Accounts receivable, net of allowance for doubtful accounts of $571,530 and $571,857, respectively	21,275,060	20,253,706
Other receivables, prepaid expenses and other assets, net	1,968,295	1,483,758
Real estate held for development or sale	172,117,818	163,482,316
Property and equipment, net	32,663,300	33,018,990
Advance to suppliers	682,932	889,965
Deposits on land use rights	90,690,658	65,286,137
Intangible assets, net	54,063,286	54,148,953
Goodwill	1,893,699	1,894,782
Deferred tax asset	-	308,248
Deferred financing costs	214,572	253,569
Total assets	$472,261,004	$468,755,777

LIABILITIES
Accounts payable	$35,389,393	$44,275,965
Advances from customers	54,156,966	57,541,251
Accrued expenses	7,688,639	8,380,041
Income and other taxes payable	16,350,514	14,386,133
Other payables	7,871,437	7,474,035
Loans from employees	14,878,920	14,887,431
Loans payable	158,286,249	148,402,690
Deferred tax liability	14,824,719	14,861,462
Warrants liability	4,530	4,162
Fair value of embedded derivatives	259,526	330,629
Convertible debt	9,398,077	9,165,591
Mandatorily redeemable non-controlling interests in Subsidiaries	21,803,665	19,935,482
Total liabilities	340,912,635	339,644,872

SHAREHOLDERS’ EQUITY
Common stock: $.001 par value, authorized 100,000,000 shares
issued 35,098,079 and 35,078,639, respectively	35,098	35,079
Additional paid in capital	49,084,245	48,961,658
Treasury stock at cost 351,480 and 337,800 shares, respectively	(434,240)	(420,098)
Statutory reserves	7,857,612	7,857,612
Retained earnings	52,790,873	50,555,460
Accumulated other comprehensive income	22,014,781	22,121,194
Total shareholders’ equity	131,348,369	129,110,905

Total liabilities and shareholders’ equity	$472,261,004	$468,755,777

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

Interim Condensed Consolidated Statements of Income

For The Three Months Ended March 31, 2012 and 2011

(Unaudited)

	March 31, 2012	March 31, 2011
REVENUES
Real Estate sales	$20,434,343	$19,656,817
Other revenue	3,067,428	2,900,879
Total revenues	23,501,771	22,557,696

COST OF REVENUES
Cost of real estate sales	14,232,864	14,638,574
Cost of other revenue	2,239,870	2,196,569
Total cost of revenues	16,472,734	16,835,143

Gross margin	7,029,037	5,722,553

OPERATING EXPENSES
Selling, general, and administrative expenses	3,023,685	3,432,716
Stock based compensation	122,606	-
Other expenses	6,433	41,577
Financing expense	230,272	597,148
Accretion expense on convertible debt	232,486	336,991
Total operating expenses	3,615,483	4,408,432

NET INCOME FROM BUSINESS OPERATIONS	3,413,555	1,314,121

CHANGE IN FAIR VALUE OF DERIVATIVES
Change in fair value of embedded derivatives	(71,103)	(1,052,754)
Change in fair value of warrants	368	(850,651)
Total change in fair value of derivatives	(70,735)	(1,903,405)

Income before provision for income taxes	3,484,290	3,217,526

Provision for income taxes	969,485	786,489
Provision for (recovery of) deferred income taxes	279,392	(38,046)

NET INCOME	$2,235,413	$2,469,083

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	34,730,261	33,886,568

Diluted	34,730,261	35,502,277

NET INCOME PER SHARE
Basic	0.06	0.07

Diluted	0.06	0.05